CONVERTIBLE SUBORDINATED NOTE

US $1,200,000                                                   June 14, 2000
                                                                Denver, Colorado

     FOR VALUE RECEIVED, the undersigned, DYNAMIC MATERIALS CORPORATION, a Delaware corporation (the "Company"), promises to pay to the order of SNPE, INC., a Delaware corporation (the "Holder"), at the office of the Holder located at 5 Vaughn Drive, Suite 111, Princeton, New Jersey 08540, on June 14, 2005, (the "Maturity Date") the principal amount of ONE MILLION TWO-HUNDRED THOUSAND U.S. DOLLARS (U.S. $1,200,000).

     1. Interest. The Company promises to pay interest on the unpaid principal amount hereof at a rate of five percent (5%) per annum. The Company will pay interest quarterly in arrears on each March 30, June 30, September 30, and December 30 commencing June 30, 2000 and on the Maturity Date (whether as stated, by acceleration or otherwise). Interest on this Note will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance of this Note through but excluding the date on which interest is paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Upon the occurrence and during the continuation of an Event of Default (as defined in
Section 5 hereof) and after the Maturity Date (whether as stated, by acceleration or otherwise) this Note shall bear interest on the unpaid principal amount hereof from time to time outstanding, payable on demand by the Holder and upon payment in full hereof, at a rate equal to 2% above the rate otherwise applicable pursuant to this Section 1.

     2. Method of Payment. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The Company may, however, pay principal and interest by its check payable in such money by mail to the Holder's registered address.

     3. Subordination.

     (a) Note Subordinated to Senior Indebtedness. The Company agrees, and the Holder by acceptance hereof likewise agrees, that the payment of the principal of and interest on this Note is subordinated, to the extent and in the manner provided in this Section 3, to the prior payment in full of all Senior Indebtedness.

     This Section 3 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are made obligees hereunder and they and/or each of them may enforce such provisions.

     As used in this Note, "Senior Indebtedness" means the principal of and interest on the outstanding Indebtedness of the Company under (a) the Loan Agreement between Fayette County Industrial Development Authority and the Company dated as of September 1, 1998 (as amended to the date hereof, and as it may be further amended on and after the date hereof the "Loan Agreement") entered into in connection with the Fayette County Industrial Authority Multi-Mode Variable Rate Industrial Development Revenue Bonds, Series 1998 (Dynamic Materials Corporation Project) (the "Bonds"), and (b) the letter of credit in the original principal amount of $6,997,135.00 issued by KeyBank
National Association ("KeyBank") in favor of the trustee for holders of the Bonds and the related Reimbursement Agreement dated as of September 1, 1998 between KeyBank and the Company (as amended by the First Amendment to Reimbursement Agreement dated June 14, 2000, the "Reimbursement Agreement") to secure payment of the Bonds.

     As used in this Note, "Indebtedness" of any person means any indebtedness, contingent or otherwise, in respect of borrowed money, whether short-term or long-term and whether recourse or non-recourse, all obligations with respect to letters of credit and bankers' acceptances or evidenced by bonds, notes, debentures or similar instruments, and all obligations to pay the deferred purchase price of any property (except trade payables), and shall also include, to the extent not otherwise included, any capitalized lease obligations, indebtedness (recourse or nonrecourse) secured by a lien to which the property or assets owned or held by such person are subject, whether or not the obligations secured thereby shall have been assumed, guarantees of items that would be included within this definition, and obligations in respect of currency agreements, interest swap obligations, obligations to reimburse the issuer of any letters of credit and obligations with respect to royalty or other similar arrangements for purchase in exchange of assets and any and all deferrals, renewals, extensions or modifications of same.

     (b) Company Not to Make Payments with Respect to Note in Certain Circumstances.

          (i) Upon the occurrence of an Event of Default under, and as defined in, the Loan Agreement or the Reimbursement Agreement in respect of any Senior Indebtedness by lapse of time, acceleration (unless waived) or otherwise, all principal thereof and interest thereon shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior

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

     Indebtedness, before any payment is made on account of the principal of or interest on this Note.

          (ii) In the event that, notwithstanding the provisions of this Section 3(b), the Company shall make any payment on account of the principal of or interest on this Note after the occurrence of an Event of Default in respect of the Senior Indebtedness under the Loan Agreement or the Reimbursement Agreement, then, unless and until such Event of Default shall have been cured or waived or shall have ceased to exist, such payment shall be held by the recipient thereof for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

     The Company shall give prompt written notice to the Holder of any default in the payment of principal of or interest on any Senior Indebtedness.

     Until such time as the Senior Indebtedness has been paid in full, the Holder shall not exercise its right to accelerate the maturity of the outstanding loans to the Company or to terminate its commitments to provide financing to the Company under, that certain Credit Facility and Security
Agreement dated as of June 14, 2000 unless the Holder has furnished to the holders of such Senior Indebtedness not less than three (3) days' prior written notice of its intent to do so.

     (c) Note Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of the Company. Upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

          (i) the holders of all Senior Indebtedness shall first be entitled to receive payments in full of the principal thereof, premium, if any, and interest due thereon before the Holder is entitled to receive any payment on account of the principal of or interest on this Note;

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

          (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder would be entitled except for the provisions of this Section 3, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of this Note, shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of the Senior Indebtedness or their representative, or to the trustee under any indenture under which Senior Indebtedness may have been issued (pro rata as to each such holder, representative or trustee on the basis of the respective amounts of unpaid Senior Indebtedness held or represented by each), to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness; and

          (iii) in the event that notwithstanding the foregoing provisions of this Section 3(c), any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of this Note, shall be received by the Holder on account of principal of or interest on this Note before all Senior Indebtedness is paid in full, or effective provision made for its payment, such payment or distribution (subject to the provisions of Section 3(f) and 3(g)) shall be received and held for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative, or to the trustee under any indenture under which such Senior Indebtedness may have been issued (pro rata as provided in subsection (c)(ii) above), for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

The Company shall give prompt written notice to the Holder of any dissolution, winding up, liquidation or reorganization of the Company.

     (d) Holder to be Subrogated to Rights of Holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the Holder shall be subrogated equally and ratably to the rights of the holders of the Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on


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

this Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the Holder by virtue of this Section 3 which otherwise would have been made to the Holder shall, as between the Company, its creditors other than holders of the Senior Indebtedness and the Holder be deemed to be payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Section 3 are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

     (e)  Obligation  of the Company  Unconditional.  Nothing  contained in this
Section 3 or elsewhere in this Note is intended to or shall impair, as between the Company, its creditors other than holders of Senior Indebtedness and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Holder and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 3 of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy. Upon any distribution of assets of the Company referred to in this
Section 3, the Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the Holder, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this
Section 3.

     Nothing contained in this Section 3 or elsewhere in this Note is intended to or shall affect the obligation of the Company to make, or prevent the Company from making, at any time except during the pendency of any dissolution, winding up, liquidation or reorganization proceeding, and except during the continuance of any default specified in Section 3(b) (not cured or waived), payments at any time of the principal of or interest on this Note.

(f) Subordination Rights Not Impaired by Acts or Omissions of Company or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good


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

faith, by any such holder, or by any noncompliance by the Company with the terms of this Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of Senior Indebtedness may extend, renew, modify or amend the terms of the Senior Indebtedness or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company, all without affecting the liabilities and obligations of the parties to this Note.

     (g) Section 3 Not to Prevent Events of Default. The failure to make a payment on account of principal or interest by reason of any provision in this
Section 3 shall not be construed as preventing the occurrence of an Event of Default under Section 5.

     4. Conversion of Note.

     (a) Conversion Privilege. Subject to and upon compliance with the provisions of this Section 4, at the option of the Holder, this Note may, at any time until and including Maturity, be converted, in whole or in part, at 100% of the principal amount hereof (or portion hereof), into fully paid and non-assessable shares of common stock, par value $0.05 per share, of the Company (the "Company Common Stock"), at the conversion price in effect at the Date of Conversion (as hereinafter defined).

(b) Exercise of Conversion Privilege. In order to exercise the conversion privilege, the Holder shall surrender this Note to the Company at any time during usual business hours at its office accompanied by written notice that the Holder elects to convert this Note or a stated portion thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Company Common Stock shall be issued. As promptly as practicable after the receipt of such notice and the surrender of this Note as aforesaid, the Company shall, subject to the provisions of Section 4(h), issue and deliver at such office or agency to the Holder, or on its written order, a certificate or certificates for the number of full shares of Company Common Stock issuable on such conversion in accordance with the provisions of this
Section 4 and cash, as provided in Section 4(c), in respect of any fraction of a share of Company Common Stock otherwise issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date (herein called the "Date of Conversion") on which such notice shall have been received by the Company and this Note shall have been surrendered as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Company Common Stock shall be issuable upon such conversion shall be deemed to have become on the Date of Conversion the holder or holders of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons in whose name or

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

names the certificate or certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open but such conversion shall nevertheless be at the conversion price in effect at the close of business on the date when this Note shall have been so surrendered with the conversion notice. In the case of conversion of a portion, but less than all, of this Note, the Company shall execute and deliver to the Holder, at the expense of the Company, a Note in the form hereof in the aggregate principal amount of the unconverted portion of this Note. Except as otherwise expressly provided in this Note, no payment or adjustment shall be made for interest accrued on this Note (or portion thereof) converted or for dividends or distributions on any Company Common Stock issued upon conversion of this Note.

     (c) Fractional Interests. No fractions of shares or scrip representing fractions of shares shall be issued upon any conversion of this Note. If any fraction of a share of Company Common Stock would, except for the provisions of this Section 4(c) be issuable on the conversion of this Note, the Company shall make payment in lieu thereof in an amount of cash equal to the value of such fraction computed on the basis of the current market price of the Company Common Stock on the last business day prior to the Date of Conversion.

     (d) Conversion Price. The conversion price per share of Company Common Stock issuable upon conversion of this Note shall initially be $6 (the "Conversion Price").

     (e) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

          (i) In case the Company shall (1) pay a dividend or make a distribution in shares of Company Common Stock, (2) subdivide its outstanding shares of Company Common Stock into a greater number of shares or (3) combine its outstanding shares of Company Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder, as holder of the Note thereafter surrendered for conversion, shall be entitled to receive the number of shares of Company Common Stock which it would have owned immediately following such action had the Note been converted immediately prior thereto. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.

          (ii) In case the Company shall issue rights or warrants to all holders of Company Common Stock

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

     entitling them to subscribe for or purchase shares of Company Common Stock at a price per share less than the current market price per share (as determined pursuant to subsection (iv) below) of the Company Common Stock on the record date mentioned below, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by a fraction of which the numerator shall be the number of shares of Company Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such current market price, and of which the denominator shall be the number of shares of Company Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Company Common Stock which are so offered for subscription or purchase. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

          (iii) In case the Company shall distribute to substantially all holders of Company Common Stock evidences of indebtedness or other assets (other than cash dividends), or shall distribute to substantially all holders of Company Common Stock rights or warrants to subscribe for securities (other than those referred to in subsection (ii) above), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subsection (iv) below) of the Company Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the assets so distributed or of such subscription rights or warrants applicable to one share of Company Common Stock, and of which the denominator shall be such current market price per share of the Company Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

          (iv) For the purpose of any  computation  under  subsections  (ii) and
     (iii) above, the current market price per share of Company Common Stock on any date

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

     shall be deemed to be the average of the current market prices on the NASDAQ [National Association of Securities Dealers Automated Quotation System] for the 30 consecutive trading days commencing 45 trading days before the date in question.

          (v) In any case in which this Section 4(e) shall require that an adjustment be made immediately following a record date, the Company may elect to defer the effectiveness of such adjustment (but in no event until a date later than the effective time of the event giving rise to such adjustment), in which case the Company shall, with respect to any conversion of this Note or any portion thereof after such record date and before such adjustment shall have become effective (A) defer paying any cash payment pursuant to Section 4(c) or issuing to the Holder the number of shares of Company Common Stock issuable upon such conversion in excess of the number of shares of Company Common Stock issuable thereupon only on the basis of the Conversion Price prior to adjustment, and (B) not later than five business days after such adjustment shall have become effective, pay to the Holder the appropriate cash payment pursuant to Section 4(c) and issue to the Holder the additional shares of Company Common Stock issuable on such conversion.

          (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.10 per share of Company Common Stock; provided, that any adjustments which by reason of this subsection (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this
     Section 4(e) to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Conversion Price, in addition to those required by this Section 4(e), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights or warrants to purchase stock or securities, or distribution of other assets (other than cash dividends) hereafter made by the Company to its stockholders shall not be taxable.

          (vii) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly mail to the Holder an Officers' Certificate setting forth (A) the Conversion Price after such adjustment, (B) a calculation of the adjustment and (C) a brief statement of the facts requiring such adjustment.

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

     (f) Continuation of Conversion Privilege in Case of Reclassification, Change, Merger, Consolidation or Sale of Assets. If any of the following shall occur, namely: (a) any reclassification or change of outstanding shares of Company Common Stock issuable upon conversion of this Note (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (b) any consolidation or merger to which the Company is a party other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of the Company Common Stock or (c) any sale or conveyance of all or substantially all of the property or business of the Company as an entirety, then the Company, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, execute and deliver to the Holder, a note in substantially the form hereof providing that such Holder shall have the right to convert such note into the kind and amount of shares of stock and other securities or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by the holder of the number of shares of Company Common Stock issuable upon conversion of this Note immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such newly issued note shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property receivable thereupon by a holder of shares of Company Common Stock includes shares of stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then such newly issued note shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the holder of this Note as the Board of Directors shall reasonably consider necessary, in good faith, by reason of the foregoing. The provisions of this Section 4 shall similarly apply to successive consolidations, mergers, sales or conveyances.

     Notice of the execution of each such newly issued note shall be mailed to the Holder.

     (g) Notice of Certain Events. In case:

          (i) the Company shall declare a dividend (or any other distribution) payable to the holders of Company Common Stock otherwise than in cash; or

          (ii) the Company shall authorize the granting to the holders of Company Common Stock of rights to

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

     subscribe for or purchase any shares of stock of any class or of any other rights; or

          (iii) the Company shall authorize any reclassification or change of the Company Common Stock (other than a subdivision or combination of its outstanding shares of Company Common Stock), or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or conveyance of all or substantially all the property or business of the Company; or

          (iv) there shall be proposed any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, the Company shall cause to be mailed to the Holder, at least 20 days before the date hereinafter specified (or the earliest of the dates hereinafter specified, in the event that more than one date is specified), a notice stating the date on which (1) a record is expected to be taken for the purpose of such dividend, distribution or rights, or if a record is not to be taken, the date as of which the holders of Company Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (2) such reclassification, change, consolidation, merger, sale, conveyance, dissolution, liquidation or winding-up is expected to become effective and the date, if any is to be fixed, as of which it is expected that holders of Company Common Stock of record shall be entitled to exchange their shares of Company Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, sale, conveyance, dissolution, liquidation or winding-up.

     (h) Taxes on Conversion. The Company will pay any and all documentary, stamp or similar taxes payable to the United States of America or any political subdivision or taxing authority thereof or therein in respect of the issue or delivery of shares of Company Common Stock on conversion of this Note pursuant hereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Company Common Stock in a name other than that of the Holder and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid. The Company extends no protection with respect to any other taxes imposed in connection with conversion of this Note.

     (i) Company to Provide Stock. The Company shall reserve, free from pre-emptive rights, out of its authorized but unissued shares, sufficient shares to provide for the conversion of this Note, provided, that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the conversion of this Note by delivery of repurchased shares of Company Common Stock which are held in the treasury of the Company.

     If any shares of Company Common Stock to be reserved for the purpose of conversion of the Note hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be validly issued or delivered upon conversion, then the Company covenants that it will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be, provided, however, that nothing in this Section 4(i) shall be deemed to affect in any way the obligations of the Company to convert this Note into Company Common Stock as provided in this
Section 4.

     Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the Company Common Stock, the Company will take all corporate action which may, in the opinion of counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Company Common Stock at such adjusted Conversion Price.

     The Company covenants that all shares of Company Common Stock which may be issued upon conversion of this Note will upon issuance be fully paid and non-assessable by the Company.

     5. Defaults and Remedies.

     In the case of the happening of any of the following events (each such event an, "Event of Default"):

     (a) the payment of the principal of, or interest on, this Note is not paid within five business days of the date the same shall become due and payable, whether on the Maturity Date, at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

     (b) default shall be made with respect to any evidence of Indebtedness or liability for borrowed money of the Company (other than this Note) if the effect of such default is to accelerate the maturity of such Indebtedness or liability or to permit the holder or obligee thereof to cause any Indebtedness to become due prior to its stated maturity, or any such Indebtedness shall not be paid as and when due and payable;

     (c) (i) the Company shall commence a voluntary case under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto or any similar state law for the relief of debtors (each, a "Bankruptcy Law"); (ii) any case, proceeding or other action against the Company or any guarantor of the Company's obligations hereunder shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any Bankruptcy Law or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action
(A) results in the entry of an order for relief against it which is not controverted within 10 days after the entry thereof or (B) shall remain undismissed for a period of 60 days; (iii) the Company shall be adjudicated a bankrupt or insolvent by, or any order for relief under any Bankruptcy Law shall be granted by, a court of competent jurisdiction; (iv) the Company shall make a general assignment for the benefit of creditors; or (v) any corporate action shall be taken by the Company to effect any of the foregoing;

     (d) one or more  judgments  or  decrees  is  entered  against  the  Company
(involving a liability of $50,000 or more) or any attachment, levy or restraining notice against its property for an amount of $50,000 or more (in either case, in excess of the amount covered by insurance as to which the insurance company has acknowledged coverage) which remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days;

then, and in any such Event of Default, and at any time thereafter during the continuation of such Event of Default, the Holder by written notice to the Company may declare this Note to be forthwith due and payable, whereupon this Note shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Notwithstanding the foregoing, payment of principal of and interest on this Note to the Holder upon such declaration shall remain subject to the subordination provisions herein contained.

     6. Prepayment.

     The Company reserves the right to repay in whole or in part the principal of and accrued interest on this Note without premium or penalty at any time beginning on or after the date hereof and prior to the maturity hereof.

     7. Assignment.

     Whenever used in this Note, the term "the Holder" shall be deemed to include the respective successors and assignees of the Holder. Except as set forth below, each of the Company and the Holder agrees that it will not assign or negotiate its obligations or rights hereunder without the prior written consent of the other party hereto and any assignment or negotiation shall be void unless so consented to. Subject to the foregoing, this Note shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the Holder may assign this Note without the consent of the Company to an affiliate of Holder. For purposes of the foregoing, the term "affiliate" means any person controlling, controlled by or under common control with Holder.

     8. Severability.

     In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     9. Amendment.

     This Note may not be changed, amended or modified except by agreement in writing signed by each of the Company and Holder.

     10. GOVERNING LAW.

     THE PROVISIONS OF THIS NOTE SHALL BE CONSTRUED AND INTERPRETED AND ALL RIGHTS AND OBLIGATIONS HEREUNDER DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

     11. Headings.

     The section headings in this Note are for convenience only and are not intended to effect the construction of the provisions of this Note.

     IN WITNESS WHEREOF, the Company has caused this Convertible Subordinated Note to be executed on the date first written above.

                                       DYNAMIC MATERIALS CORPORATION


                                       By: /s/ Richard A. Santa
                                          --------------------------
                                          Name:  Richard A. Santa
                                          Title: Vice President-Finance,
                                                 Chief Financial Officer